                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144/A*

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


SEC USE ONLY
------------
--------------------------------------
DOCUMENT SEQUENCE NO.
--------------------------------------
CUSIP NUMBER:
--------------------------------------
WORK LOCATION
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1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
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(b)  IRS IDENT. NO.
     33-0371079
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(c)  SEC FILE NO.
     0-22268
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(d)  ADDRESS OF ISSUER     STREET          CITY     STATE    ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
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(e)  TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     SC Fundamental Value BVI, Ltd.
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 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     N/A
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 (c) RELATIONSHIP TO ISSUER
     None
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 (d) ADDRESS              STREET          CITY     STATE     ZIP CODE
     10 East 50th Street, New York, NY 10022
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                            Page 1 of 7 Pages

* Amendment No. 2 - This Form 144/A amends the Form 144 filed on July 22, 1998. Please note that this Form 144/A reflects a 3-for-2 stock dividend paid on July 24, 1998.
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CUSIP No. 637277104                               Page 2 of 7 Pages
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INSTRUCTION:   The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File
               Number.

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3(a)             (b)                                      SEC USE ONLY
Title of the        Name and Address of Each Broker
 Class of           Through Whom the Securities are       Broker-Dealer
 Securities          to be Offered or Each Market        File Number
 To Be Sold      Maker who is Acquiring the Securities
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
Common Stock
$.01 par value                various
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

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CUSIP No. 637277104                               Page 3 of 7 Pages
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
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(c)                (d)        (e)                 (f)        (g)Name of
Number of Shares   Aggregate   Number of Shares   Approxi-      Each
 or Other Units     Market      or Other Units      mate       Securities
  To Be Sold        Value         Outstanding   Date of Sale   Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e) (MO  DAY  YR) (See instr.3(g)

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
   18,816        $538,608          9,968,812     7/22/98      Nasdaq
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
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CUSIP No. 637277104                               Page 4 of 7 Pages
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                      TABLE I - SECURITIES TO BE SOLD

     Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:



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                                                   Name of Person from
Title of      Date You       Nature of                Whom Acquired
The Class     Acquired   Acquisition Transaction   (If gift, also give date
                                                     donor acquired)

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
Common Stock      Various     Purchase            Issuer (purchased in a
$.01 par value    Dates                           registered Public
                                                  Offering)

                                                  Open Market Transactions
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



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CUSIP No. 637277104                               Page 5 of 7 Pages
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
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     Amount of                Date of
Securities Acquired           Payment             Nature of Payment
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

  468,630                     Various Dates            Cash
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
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                                                  Page 6 of 7 Pages

            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

     Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
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

Siegler, Collery & Co.   Common         5/11/98        10,943  $288,153
Employees' Savings and   Stock
Profit Sharing Plan
10 East 50th Street
New York, NY 10022
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The SC Fundamental       Common         4/28/98        105,752  $2,757,774
Value Fund, L.P.                        4/29/98
10 East 50th Street                     4/30/98
New York, NY 10022                      5/01/98
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SC Fundamental Value     Common         4/28/98        52,799  $1,376,871
Value BVI, Ltd.                         4/29/98
10 East 50th Street                     4/30/98
New York, NY 10022                      5/01/98
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Siegler, Collery         Common         5/04/98        180,407   $4,779,927
& Co.                                   5/05/98
10 East 50th Street                     5/06/98
New York, NY 10022                      5/07/98
                                        5/08/98
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Gary Siegler             Common         5/12/98        147,000   $3,767,949
10 East 50th Street                     5/13/98
New York, NY 10022                      5/14/98
                                        5/15/98
                                        5/18/98
                                        5/19/98
                                        5/29/98
===========================================================================

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                                                  Page 7 of 7 Pages

Remarks: Table II excludes, as required by Rule 144(e)(3)(vii), sales of shares of the Issuer's Common Stock sold pursuant to an effective registration statement under the Securities Act of 1933, as amended.

ATTENTION:     The person for whose account the securities to which this
               notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                   The SC Fundamental BVI, Ltd.
                                   By: SC Fundamental, Inc.


7/28/98                                 /s/ Neil H. Koffler
-----------------------------      By:------------------------------
    (Date of Notice)                             (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention:     Intentional misstatements or omission of facts constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).


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